Exhibit 23.5
IMH
Real Estate Financiers

December 28, 2009

Mr. Joseph Vella
Managing Director, Americas
Cushman & Wakefield, Inc.
One Maritime Plaza, Suite 900
San Francisco, CA 94111

RE:  Consent to referencing Cushman & Wakefield in SEC filings.

Dear Mr. Vella:

Cushman & Wakefield, Inc. or its designated affiliates (“C&W”) prepared various valuation reports reflecting fair value estimates of selected real estate assets held by IMH Secured Loan Fund , LLC (“IMH”) as of September 30, 2009 (“the Reports”). Pursuant to the engagement letter between C&W and IMH dated September 25, 2009, IMH is restricted from referencing C&W in any proxy statement, registration statement, or other filing with the SEC (“Filings”) without the prior written consent of C&W. The purpose of this letter is to request consent to referencing C&W as the valuation experts on selected assets in its filings, as well as its consent to the reference of C&W as experts in the IMH Filings. Please execute this letter below where indicated granting such consent and return to me. Thank you.

IMH SECURED LOAN FUND, LLC
a Delaware limited liability company

By:	Investors Mortgage Holdings, Inc.
an Arizona corporation
Its:	Manager

/s/ Shane C. Albers
By: Shane C. Albers
Its: Chairman & CEO

By its signature below, Cushman & Wakefield, Inc. hereby grants consent to IMH Secured Loan Fund, LLC (and its affiliates) to reference C&W as having performed valuations of selected real estate assets as of September 30, 2009, and referencing C&W as experts, in its Filings with the SEC.

CUSHMAN & WAKEFIELD, INC.

/s/ Joseph J. Vella
Joseph J. Vella, MAI, CRE, FRICS
Managing Director, Americas
Financial Advisory Services

4900 North Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251 T. 480 840-8400 F. 480 840-8401 imhre.com License #BK-0910464